Exhibit M-2

[Yoon & Yang LLC Letterhead]

June 23, 2023

The Export-Import Bank of Korea

38 Eunghaeng-ro

Youngdeungpo-gu, Seoul

Republic of Korea

Ladies and Gentlemen:

1.

We have acted as Korean counsel for The Export-Import Bank of Korea (the “Issuer”), a statutory juridical entity established pursuant to the Export-Import Bank of Korea Act (the “KEXIM Act”) and validly existing under the laws of the Republic of Korea (“Korea”) in connection with the Issuer’s offering pursuant to a registration statement under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) when it became effective (the “Registration Statement”) of (i) the Issuer’s debt securities in the aggregate principal amount up to US$7,093,998,627 (the “Notes”), to be issued under the Fiscal Agency Agreement dated August 1, 1991 and made by the Issuer and the Fiscal Agent (the “Fiscal Agent”) named therein (the “Fiscal Agency Agreement”) and (ii) any guarantee by Korea of the Notes (the “Guarantee”).

2.

We have reviewed the originals or copies, certified or otherwise identified to our satisfaction of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Issuer.

3.

In addition, and without prejudice to the generality of the immediately preceding paragraph, in arriving at the opinion expressed below, we have reviewed the following specific documents relating to the Notes:

(1)	the Registration Statement;

(2)	the form of Prospectus contained in the Registration Statement (the “Prospectus”);

(3)	an executed copy of the Fiscal Agency Agreement;

(4)	a copy of the Issuer’s Articles of Incorporation as last amended on August 27, 2019, and in effect from September 16, 2019; and

(5)	a copy of the commercial registry extracts of the Issuer dated June 23, 2023.

4.	For the purpose of this opinion we have assumed that:

(a)	all seals and signatures are genuine, that all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to the originals;

(b)

the parties of the Fiscal Agency Agreement other than the Issuer are companies duly formed and validly existing as separate legal entities under the laws and regulations of their respective jurisdictions and have full power, authority and legal right to own their respective assets and carry on their respective businesses as they are now being conducted, and have the corporate power and legal capacity to enter into, sign, or, as appropriate, otherwise execute or deliver such agreements, to perform and comply with the respective obligations thereunder, and have taken all necessary corporate action to authorize the execution, delivery and performance thereof; and

(c)	the copies of the Articles of Incorporation of the Issuer and the commercial registry extracts referred to in paragraphs (4) and (5) above are true, complete, accurate and up-to-date.

5.

We are admitted to practice law in Korea, and the legal opinions provided herein are confined to and given on the basis of the laws of Korea in effect as at the date hereof. We do not represent ourselves to be familiar with the laws of any jurisdiction other than Korea, and we do not pass upon nor express any opinion in respect of those matters that are governed by or construed in accordance with any of such laws.

6.	Based upon the foregoing, and subject to further reservations and qualifications set forth below, we are of the opinion that:

(a)

The Issuer is a statutory juridical entity established under the KEXIM Act and validly existing under the laws of Korea, with power and authority to own its properties and conduct its business as described in the Prospectus forming a part of the Registration Statement;

(b)	The Fiscal Agency Agreement has been duly authorized and executed by the Issuer;

(c)

The statements in the Prospectus concerning matters of Korean law (except for the financial statements and related schedules and other financial and statistical data contained therein as to which we express no opinion) are accurate and up-to-date as of the date hereof in all material respects;

(d)

When the Notes are duly authorized by all necessary actions by the Issuer and issued by the Issuer as contemplated in the Registration Statement and have been duly paid for by the purchasers thereof, the Notes will constitute legal, valid, binding and enforceable obligations of the Issuer; and

(e)

When the Guarantee is duly authorized and approved by all necessary actions by Korea and the Issuer and issued by Korea in accordance with the KEXIM Act, the State Finance Act, the State Guarantee Obligation Management Rule, and other relevant regulations then in effect, the Guarantee will constitute legal, valid, binding and enforceable obligations of Korea.

7.

Our opinion is subject to the following reservations and qualifications that obligations and enforcement thereof may be limited or affected generally by (i) the bankruptcy, insolvency, liquidation, reorganization, rehabilitation or the restructuring of the Issuer pursuant to the laws of Korea now in force or subsequently enacted which generally affect the enforcement of creditors’ rights, (ii) certain restrictions that may be imposed by the Minister of the Ministry of Economy and Finance (the “MOEF”), such as temporary suspension of payment or requiring KEXIM to obtain prior approval from the MOEF for repatriation of any amount payable under the Note, in the event of emergency circumstances including but not limited to grave and sudden changes in domestic and foreign economic conditions or serious difficulty in international balance of payment, and (iii) the general principles of good morals and public order as provided in the Civil Code of Korea.

8.

This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter. This opinion is given with respect to the laws of Korea as currently in effect and we do not pass upon and we express no opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than Korea. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the Securities Exchange Commission thereunder for the purpose of any part of the Registration Statement, including the exhibit as which this opinion is filed.

Very truly yours,

/s/ Yoon & Yang
YOON & YANG LLC